Exhibit 10(o)

SUMMARY OF NON EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors are paid an annual retainer of $180,000, and the Presiding Director and Committee Chairs receive an additional annual fee of $5,000. No meeting fees or committee membership fees are paid.

Under the Deferred Compensation Program for Non-Employee Directors, each non-employee director is required to defer at least 50 percent of his or her retainer in the form of Common Stock Units and can elect to defer up to 100 percent. A Common Stock Unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, a book entry account is kept for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. Each non-employee director’s deferred stock account is credited with Common Stock Units every January. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, each account is credited with equivalent amounts in additional Common Stock Units. If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Program, upon joining our Board, each non-employee director is eligible to receive a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.